EXHIBIT 3.54

VORNADO REALTY TRUST
ARTICLES OF AMENDMENT
Vornado Realty Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Declaration of Trust of the Company (the “Declaration”) is hereby amended by deleting Section 7.2 in its entirety and inserting the following in lieu thereof:

SECTION 7.2 Voting Rights of Shareholders. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 7.1 and 2.3; (b) amendment of this Declaration of Trust as provided in Section 9.1; (c) termination of the Trust as provided in Section 10.1; (d) reorganization or other actions of the Trust as provided in Section 9.2; (e) merger, consolidation or share exchange of the Trust, or the sale or disposition of all or substantially all of the Trust Property, as provided in Section 9.3; (f) if provided by the Bylaws of the Trust, amendment of the Bylaws of the Trust to the extent provided in the Bylaws of the Trust; (g) such matters with respect to which the Board of Trustees has adopted a resolution declaring advisable or recommending a proposal and directing that the matter be submitted to the Shareholders for consideration; and (h) such matters with respect to which Shareholders are required to vote (whether in a binding or advisory capacity) by federal law, state law or securities exchange rule. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

SECOND: The amendment to the Declaration as set forth above has been duly advised by the Board of Trustees of the Company and approved by the shareholders of the Company as required by law.
THIRD: The undersigned officer acknowledges these Articles of Amendment to be the trust act of the Company and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President—Finance and Administration and Chief Administrative Officer and attested to by its Secretary on this 13th day of June, 2018.

ATTEST:	VORNADO REALTY TRUST
/s/ Alan J. Rice	By:	/s/ Joseph Macnow
Alan J. Rice		Joseph Macnow
Secretary		Executive Vice President—Finance and Administration and Chief Administrative Officer